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                                 Exhibit 10.11


                      SYSTEM INTEGRATION AND DEVELOPMENT
                           MASTER SERVICES AGREEMENT


         This SYSTEM INTEGRATION AND DEVELOPMENT MASTER SERVICES
AGREEMENT (this "Master Agreement") is effective as of November 11, 1996, is made by and between NETVALUE, INC., a Delaware corporation (hereafter "Customer"), with its principal office located at One Stamford Landing, Stamford, Connecticut 06902, and DMR TRECOM, INC., a Delaware corporation (hereafter "TRECOM"), with its principal office located at 333 Thornall Street, Edison, New Jersey 08837-2246.

                                  WITNESSETH:

         WHEREAS, Customer and TRECOM have entered into a System Integration and Development Agreement dated November 22, 1996 (the "SIDA"); and a first amendment dated February 14, 1997 (the "First Amendment") to the SIDA (collectively, the "Existing Agreement"); and

         WHEREAS, TRECOM has provided the services called for under the Existing Agreement; and

         WHEREAS, Customer and TRECOM wish to prolong their relationship; and

         WHEREAS, capitalized terms used in this Master Agreement are used as defined in ss. 14 of this Master Agreement.

         NOW, THEREFORE, TRECOM and Customer, intending to be legally bound, hereby agree as follows:


                                  Section 1.

                                    GENERAL

         a. Mutual Commitment and Cooperation. Subject to the terms and conditions of this Master Agreement, TRECOM shall provide services (the "Development Services") to develop consulting, computer programming, and other services as necessary to implement the Work. Customer shall cooperate with TRECOM in every reasonable way and in keeping with the Work Documents and the Project Schedule to enable TRECOM to provide the Development Services.

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Customer shall also cooperate to accept the System based on the Acceptance
Criteria.

                  1.1.1 The parties anticipate that the Development Services will include incidental deliverables or goods, to be provided to Customer from time to time, as authorized and specified in one or more Statements of Work.

                  1.1.2 Customer and TRECOM will enter into a written Statement of Work for each Project, and a copy of each Statement of Work will be attached to this Master Agreement as an exhibit, but failure to attach any Statement of Work will not vitiate, affect, diminish or impair any obligation of Customer or TRECOM under any such Statement of Work.

                  1.1.3 This Master Agreement does not authorize or commit either Customer or TRECOM to any quantity or dollar amount of Development Services. TRECOM may not perform any Development Services without a Statement of Work authorizing the Development Services, signed by both Customer and TRECOM.

                  1.1.4 Customer shall be deemed to have received and accepted Work Result provided under a Statement of Work fifteen (15) days after delivery in the case of Work Result other than a System unless explicitly rejected by Customer as not substantially conforming to a Statement of Work; in cases where Work Result involves delivery of a System, acceptance will be governed by the terms and conditions of Section 3 of this Master Agreement.

                  1.1.5 From time to time or from one Project to the next, Customer and TRECOM may vary the terms of this Master Agreement by means of any Statement of Work, and in the event of any contradiction between the terms and conditions of any Statement of Work and this Master Agreement, the terms and conditions of such Statement of Work shall prevail.

         b. Project Directors. Each of TRECOM and Customer shall name a project director for each Project. All responsibilities of the parties under this Master Agreement shall be supervised and coordinated by TRECOM's project director and by Customer's project director, or by such other person or persons as the foregoing representatives may designate from time to time. No change contemplated by ss. 7 hereof with respect to any Project shall be effective unless evidenced by a writing signed by project directors of both parties. Customer's project director shall not exercise direct control or supervision over TRECOM's personnel but shall be available for consultation; each party hereto shall be responsible for selection, supervision, direction and control of its own personnel, including selection of such party's project director.



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                                  Section 2.

                                  THE SYSTEM

         a. Operational Environment. Any Statement of Work will provide that one of the parties will provide the computing environment for the Development Services for phases of any Project. TRECOM is not responsible for production or support of any Work Result after acceptance, other than pursuant to ss. 11 of this Master Agreement.

         b. System Implementation. Development Services in respect of any Project will be carried out substantially according to the applicable Statement of Work and Project Schedule, subject to any Excusable Delay. Customer shall be responsible for installation of software on Customer's computer environment, from time to time. TRECOM shall make training and technical assistance available to Customer in connection with such installation, at Customer's expense at TRECOM's regular rates. Customer and TRECOM acknowledge and agree that any change may affect the Project Schedule and may increase or decrease the price of the Development Services and agree that an evaluation and revision of the Project Schedule and the Project Fee will be made and approved each time a change request is made.


                                  Section 3.

                             SOFTWARE DEVELOPMENT

         a.       Development Undertaking.  TRECOM shall

                  3.1.1 commit and utilize sufficient resources to complete any Project in a skilled, workmanlike manner and in accordance with the Statement of Work therefor;

                  3.1.2 employ competent and skilled personnel having a level of skill and experience in the area commensurate with the requirements of the Work to be performed;

                  3.1.3 use commercially reasonable, diligent efforts to start, perform and complete all Development Services in a timely manner and substantially in accordance with each aspect of the Work Documents and the Project Schedule;

                  3.1.4 notify Customer of any circumstances, when and as they arise, that may reasonably be anticipated to lead to a material deviation from the Project Schedule for any Project; and

                  3.1.5 incorporate into the final version of any System such modifications as normal and customary software tests indicate are necessary.


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         b. Customer Access. Customer may inspect TRECOM's performance, and
TRECOM will facilitate inspection, upon reasonable notice and at reasonable times. TRECOM's inspection (or lack of inspection) will not be an acceptance of any Work Result or a waiver of any right or warranty or preclude Customer from rejecting defective Work Result. Without limiting the generality of the foregoing, Customer shall, upon reasonable advance notice to TRECOM, have access during normal business hours to the premises where Development Services are performed for the purposes of design review, "Walk Throughs," and discussions between Customer's and TRECOM's management and personnel concerning the status and conduct of the Work being performed and to monitor the progress of Work.

         c. Subcontractors. TRECOM may retain third parties to furnish services in connection with any Project, provided that such third parties have executed appropriate Confidentiality and/or Non-Disclosure Agreements with Customer and with TRECOM. No such retention shall relieve TRECOM from any of its obligations under this Master Agreement, including its obligation to perform Development Services substantially in accordance with the Project Schedule. Nothing in this Master Agreement shall be deemed to prevent or limit TRECOM's use of commercially available software tools. TRECOM's use, if any, of any subcontractor for any programming services shall not be the reason of any Excusable Delay, but an Excusable Delay that affects such subcontractor shall be deemed an Excusable Delay of TRECOM.

         d. Delivery/Acceptance. Immediately upon the completion of the Development Services to be performed at TRECOM's facilities in respect of any Project, TRECOM shall deliver to Customer and Customer shall install any System or software, and TRECOM shall simultaneously deliver therewith all documentation and other materials required to be provided at such time. TRECOM shall notify Customer in writing of the availability of the software or System for testing by Customer. The date of such notice referred to in this Master Agreement as the "Acceptance Test Date" for any Project. On or before the second business day after any Acceptance Test Date for any Project, Customer shall begin a ten (10) business day (unless the parties mutually agree in writing upon a length of days that is different) Customer Acceptance Test phase during which time Customer will have the opportunity to exercise the software or System to determine whether the software or System meets the functional requirements and satisfies the Acceptance Criteria.

         e.       Certain Conditions.  On or prior to the Start Date,

                  3.5.1 Each of TRECOM and Customer shall have executed and delivered a Statement of Work with respect to the Project in question; and

                  3.5.2 Customer shall have delivered to TRECOM the initial payment of the Project Fee for such Project, in accordance with the terms and conditions of the applicable Statement of Work, which shall be in full force and effect on the Start Date; and

                  3.5.3 Customer shall have satisfied any other conditions that may be required in


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                           advance of the Start Date in respect of any Project.


                                  Section 4.

                       SYSTEM COMPLETION AND ACCEPTANCE

         a. Acceptance Criteria. Customer is responsible for the development of the Acceptance Criteria Project by Project. TRECOM will consult with, support and review Customer's Acceptance Criteria to ensure Customer's ability to adequately assess and accept Work Result. The Acceptance Criteria must be submitted to TRECOM's project director for review at least thirty (30) days (unless the parties mutually agree in writing otherwise) prior to the anticipated delivery date of any software or System. The test or tests for such assessment and acceptance in respect of any Project are referred to in this Master Agreement as the "Acceptance Test."

                  In the event that Customer shall have developed Acceptance Criteria or any Acceptance Test in respect of any Project that does not conform to that Project's Work Documents, Customer's project director and TRECOM's project director shall negotiate in good faith to complete the Acceptance Criteria or the Acceptance Test to so conform. If they shall prove unable to agree, then they shall select a mediator familiar with the industry to assist them in preparing Acceptance Criteria and Acceptance Tests that conform to the Work Documents for such Project. Customer and TRECOM shall bear the costs of such mediation equally.

                  During any Acceptance Test period, Customer shall notify TRECOM in writing, or by other mutually agreeable means, of items not conforming to the Acceptance Test plan. Upon completion of the 10-day period, testing shall cease and TRECOM will make outstanding corrections to such Work Result such that it conforms with the Acceptance Criteria for the Project. Once the corrections are complete and the software or System passes the Acceptance Test, the creation, installation and implementation of the Work Result shall be considered complete and accepted by Customer.

                  The following describes the period, process and procedures of the quality assurance testing phase of the Development Services for any
Project:

                  4.1.1 Acceptance Testing - During the Acceptance Testing, Customer will test the application and submit items for corrections to TRECOM as they are discovered. TRECOM will periodically produce updated releases of the application that address such identified items. This process shall iterate for a period of ten (10) business days.

                  4.1.2 Final Corrections - After the Acceptance Testing period has been completed, Customer shall compile a final list of outstanding items. At that time, TRECOM will estimate the time required to implement a final testing release,


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                           which will be the date this release will be
                           available for final testing. For scheduling purposes, the date of availability of the final testing release will be no less than two (2) business days from the time TRECOM provides Customer with such date.

                  4.1.3 Final Testing Release - TRECOM will then use all commercially reasonable efforts to make the necessary corrections to produce the Final Testing release as soon as reasonably practicable. Unless agreed by TRECOM project management, no additional Acceptance Testing may be conducted by Customer during TRECOM's development of the Final Testing release.

                  4.1.4 Final Testing - Having received two (2) business days advanced notice of availability of the final testing release, Customer will immediately begin testing the final testing release to ensure all items from the final corrections list were properly addressed. If final corrections are still outstanding, steps 2 through 4 will be repeated except for the two (2) business day notice.

         b. Completion and Acceptance. At such time as the Acceptance Test demonstrates that the software or System functions substantially in accordance with each aspect of the Project's Work Documents, Customer shall be considered to have accepted the fully implemented and complete Work Result. Customer shall promptly sign and deliver to TRECOM an Acceptance Certificate evidencing acceptance. If after repeated attempts, TRECOM is unable to remedy each item on the final corrections list, then Customer's exclusive remedy and TRECOM's entire liability in contract, tort, or otherwise shall be as set out in ss.ss. 11 and 12 of this Master Agreement.


                                  Section 5.

                      WORK DOCUMENTS AND PROJECT SCHEDULE

         a. Work Documents and Project Schedule. The Work Documents and Project Schedule for a particular Project will set forth the projected work effort and schedule for creation, installation, and implementation of the Work Results. All statements and warranties concerning time are merely good faith estimates based upon factors existing at the time they were made, and are subject to equitable adjustment, such as, by way of example only, if Customer or others fail adequately to perform the tasks required of them to be performed or if Customer changes the scope, timing or level of work to be performed by TRECOM. Customer agrees to provide working space and facilities, and any other services, materials and tools that TRECOM or its personnel may reasonably request in order to perform the work assigned to them.

         b. Excusable Delays. Either party shall be excused from delays in performing, or from its failure to perform, hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party, including delays in the Project Schedule caused by


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unavailability, or delays in preparation or shipment, of third-party hardware or software; provided that, in order to be excused from delay or failure to perform, the party responsible for the matter causing the delay shall act diligently to remedy the cause of such delay or failure and shall promptly notify the other party of such delay, the causes thereof and the anticipated length of any such delay. Customer acknowledges that delays by Customer in completing tasks required of Customer or performing Customer's obligations under this Master Agreement may impede or delay completion of the Development Services.

         c. Adjustments. TRECOM and Customer shall meet at periodic intervals to adjust the Work Documents and Project Schedule in respect of any Project to take account of permitted or Excusable Delays in the Work Documents and Project Schedule that relate to such Project.


                                  Section 6.

                                   PAYMENT

         a. Prices, Charges, and Reimbursable Items. Subject to compliance by TRECOM with the terms and conditions of this Master Agreement and the Work Documents in respect of any Project, Customer shall pay to TRECOM the Project Fee in accordance with the Payment Schedule. Customer acknowledges that each portion of the Project Fee is due on the due date set forth in the Work Documents in respect of any particular Project.

                  Customer and TRECOM have agreed that Customer may pay any amount due to TRECOM by delivery to TRECOM of a Letter of Credit at least 10 days prior to the date on which a payment is due.

                  Any Letter of Credit shall name TRECOM as beneficiary and shall be a form reasonably satisfactory to TRECOM and shall be issued by a bank reasonably satisfactory to TRECOM. Any Letter of Credit shall be an absolute and unconditional obligation for an amount not less than the amount due and payable. Any Letter of Credit shall permit TRECOM to draw such amount immediately by presentation of a certificate of a responsible officer of TRECOM to the effect that the amount drawn is then due and payable. TRECOM shall deliver to Customer notice of any draw under any Letter of Credit, but failure to deliver any such notice shall not limit or diminish in any way TRECOM's right to any such draw.

                  TRECOM shall have no obligation to perform or continue any Development Services when any amount required to be paid on the Payment Schedule remains due and unpaid; Customer acknowledges that TRECOM has advised Customer that TRECOM intends to accomplish none of the Development Services that would otherwise be accomplished in any month if Customer has not paid all amounts then due on the first day of such month or if Customer has failed to deliver a Letter of Credit in a manner that permits a draw by TRECOM, as beneficiary, of such amounts on or prior to the first day of any month. Any such discontinuity in the delivery services shall extend the due


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dates of deliverables, as shown on the Project Schedule, by the period during which work was stopped due to lack of payment.

                  Reimbursable items are stated in the Payment Schedule; Customer shall be responsible for out-of-pocket travel and entertainment expense incurred in connection with travel in connection with the Development Services previously approved by Customer.

         b. Invoices; Payments. TRECOM shall have no obligation to invoice Customer for any regularly scheduled Project Fee payment. Customer shall pay each regularly scheduled Project Fee payment promptly when due. TRECOM shall invoice Customer for other prices, charges and reimbursable items payable to TRECOM as they come due upon satisfaction of the conditions to payment. Customer shall pay the invoiced amount in full within thirty (30) days of receipt of invoice. Customer shall pay interest at the rate of 1.5% per month on the amount shown on any invoice that is paid later than 30 days after such date of receipt and on any regularly scheduled Project Fee payment that is paid later than 30 days after the due date thereof.

         c. Taxes. Unless tax exempt, Customer agrees to pay amounts equal to any taxes resulting from this Master Agreement or any Work Documents, or any components or services provided by TRECOM to Customer pursuant to this Master Agreement or any Work Documents, exclusive of taxes based on TRECOM's net income.

         d. No Other Payment. Except as expressly provided in this Master Agreement or any Appendix or attachment to this Master Agreement, TRECOM and Customer shall each bear all of its own expenses arising from the performance of its obligations under this Master Agreement or any Work Documents, including personnel, facilities, utilities, equipment, supplies, clerical, and the like. Customer shall be responsible for all charges and expenses incurred in connection with any Letter of Credit.


                                  Section 7.

                                   CHANGES

         a. Review of Proposed Changes. It is mutually acknowledged that changes in the functional scope of any software deliverable, Work Documents, Project Schedule or Acceptance Criteria may affect the Project Fee, pricing and payment structure or schedule for the Development Services. Such changes may be deemed desirable in light of actual experience gained in the course of creation, installation and integration of any System, or as Customer redefines its needs. Accordingly, either party shall be entitled to propose changes to such terms by written notice at any time delivered to the other party. The parties agree to consider such a proposed change in good faith and to make a good faith effort to accept equitable adjustments where appropriate to accomplish the mutual objectives of the parties. All response to proposed changes shall be made promptly but not later than five (5) business days of receipt of such proposed change. If such a proposed change is


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accepted, it shall be reduced to a written amendment to Work Documents signed by both parties. Any such amendment shall be deemed "Work Documents" and shall be attached to this Master Agreement in the same manner as any other Work Documents. Customer acknowledges that changes may delay completion of the Development Services and the amount payable therefor. Any such amendment may change the Development Services by additional or revised drawings, specifications, exhibits or written change of the Work Documents. TRECOM and Customer shall continue performance under the original Work Documents pending mutual agreement regarding any requested change.

         b. Termination by Customer if Necessary Change Declined. If Customer proposes a change upon which the parties cannot reach agreement, and Customer in good faith believes its change is feasible and necessary for the System to meet its operational objectives, Customer may (in its discretion) terminate any particular Project, provided that it compensates TRECOM in an equitable manner for all services rendered and items ordered, procured or delivered, through the date of such termination. In no event, however, shall Customer be required to pay TRECOM more than the amounts that have become due and payable through the date of termination pursuant to ss. 6 hereof plus the amounts that would otherwise have become due and payable through the first day of the next month, as well as any third-party termination, cancellation and pass-through charges incurred by TRECOM in connection with such Project. TRECOM shall deliver to Customer any third-party contract that provides for any such third-party termination, cancellation and pass-through charges at such time as TRECOM shall have determined that the Development Services involve such third-party contract. In the event of any such termination of a Project, TRECOM shall cooperate with Customer and shall deliver or assign to Customer the results of the Development Services for such Project, including all paper and electronic documentation for both the source code and the design elements of the Development Services, through the date of such termination. Customer shall compensate TRECOM on a time-and-materials basis, at TRECOM's regular rates, in respect of such cooperation and delivery. Except to the extent of any assignment to Customer of any third-party product, at the time of any such termination, TRECOM shall terminate any third-party agreement that may then be in effect with respect to the Development Services for such Project.

         c. No Termination if TRECOM's Change Declined. If TRECOM proposes a change in respect of any Project upon which the parties cannot reach agreement, TRECOM shall nonetheless continue to render performance under this Master Agreement in accordance with its (unchanged) terms and conditions unless such continuation is not practicable due to reasons beyond the control of TRECOM, such as the failure of a third-party software or hardware component to operate as specified by written specifications of the third-party. In such an event, Customer and TRECOM shall work together in good faith to agree on changes as defined in ss. 7.1 that will lead to a successful conclusion of the Project.

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                                  Section 8.

                        CERTAIN OBLIGATIONS OF CUSTOMER

         a. System Environment. Unless the Work Documents in respect of a Project otherwise require, Customer will provide space for installation and will provide designated equipment, utilities (including heat, light, power, telecommunications, air conditioning and the like) for operation of the Work Results of any Project.

         b. Operational Environment. Unless the Work Documents in respect of a Project otherwise require, Customer shall

                  8.2.1    provide the software listed in the Work Documents;

                  8.2.2 install and maintain the software on PC workstations available to TRECOM staff during quality assurance testing phases of the Development Services; and

                  8.2.3 during quality assurance testing phases of the Development Services, assist TRECOM in a timely manner to fix any hardware or software problems that would affect the performance of Development Services related to such Project by TRECOM staff.

         c. Access and Facilities. In addition, unless the Work Documents in respect of a Project otherwise require, during quality assurance testing phases of the Development Services, Customer shall provide, without charge, reasonable office space and equipment, telecommunications service, utilities and programming facilities for use by TRECOM's personnel in rendering the Development Services, as needed.

         d. Customer Staff Commitment. Customer shall ensure that all internal staff members who may be necessary or appropriate for the successful development, testing and implementation of any Project will, on reasonable notice,

                  8.4.1 be available to assist TRECOM staff for answering operational questions, providing written documents and existing guidelines and procedures;

                  8.4.2    participate in progress and development meetings;

                  8.4.3    contribute to template, software and system testing;
                           and

                  8.4.4 be available to help with any other tasks required to complete the Development Services relating to any Project according to the Work Documents and Project Schedule.


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         e. Certain Customer Warranties and Representations. To induce TRECOM to enter into this Master Agreement and perform the Development Services provided for in this Master Agreement, Customer warrants and represents to TRECOM, as of the date hereof and as of each Start Date, as follows:

                  8.5.1 Customer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified to do business in each Jurisdiction in which the nature of its business requires qualification.

                  8.5.2 Customer has the right, power and authority to enter into and perform its obligations under this Master Agreement and all Work Documents. Customer's execution, delivery and performance of this Master Agreement has been, and of all Work Documents will be, duly and validly authorized by all necessary action on Customer's part.

                  8.5.3 Rick Davey is Customer's project sponsor and project director initially and is duly authorized, acting singly, to execute and deliver this Master Agreement and the initial Work Documents on behalf of Customer.

                  8.5.4 This Master Agreement and all Work Documents, as executed and delivered from time to time, have been duly executed and delivered by Customer, and each is a valid and binding obligation of Customer, enforceable against Customer in accordance with its terms.

                  8.5.5 On each delivery date of any Letter of Credit, the Letter of Credit then delivered will have been duly executed and delivered by the issuing bank and will be a valid and binding obligation of the issuing bank enforceable by TRECOM in accordance with its terms without any further action by Customer.

                  8.5.6 This Agreement is made subject to any laws, regulations, orders or other restrictions on the export from the United States and re-export from foreign countries of software or technical data as may be imposed from time to time by the United States government, including the Export Administration Act and regulations (collectively, the "Export Laws") and Customer will comply with all Export Laws in the distribution of the Custom-Developed Software. Nothing in this Master Agreement shall be deemed to permit Customer to export any property from the United States of America in violation of the Export Laws. Customer has consulted with its own counsel and has not relied on any representation or warranty of TRECOM in connection with export control laws or any other matter, except as set forth in this Master Agreement.

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                           Compliance with Export Laws in connection with
                           Custom-Developed Software will not diminish its usefulness to Customer. Customer shall indemnify, defend and hold harmless the other from and against any claim, loss, liability, expense or damage (including fines and legal fees) incurred as a result of Customer's breach of its obligations to comply with Export Laws.

         f. Certain TRECOM Warranties and Representations. To induce Customer to enter into this Master Agreement, TRECOM warrants and represents to Customer as of the date hereof, as follows:

                  8.6.1 TRECOM is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the nature of its business requires qualification.

                  8.6.2 TRECOM has the right, power and authority to enter into and perform its obligations under this Master Agreement. TRECOM's execution, delivery and performance of this Master Agreement has been duly and validly authorized by all necessary action on TRECOM's part.

                  8.6.3 Peter Strauss is TRECOM's initial project director and is duly authorized, acting singly, to execute and deliver this Master Agreement on behalf of TRECOM.

                  8.6.4 This Master Agreement has been duly executed and delivered by TRECOM and is the valid and binding obligation of TRECOM, enforceable against TRECOM in accordance with its terms.

                  8.6.5 As of the date hereof, TRECOM believes it has the ability to perform the Development Services in accordance with the Work Documents.

                  8.6.6 TRECOM has put into escrow with a third-party software escrow service a copy of TRECOMware, as it existed prior to commencement of the initial Development Services.



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                                  Section 9.

                             OWNERSHIP AND RIGHTS

         a. Customer's Ownership of Work. Upon payment in full of all of Customer's obligations to TRECOM in respect of any Project, TRECOM will be deemed to have conveyed to Customer all of TRECOM's right, title and interest in and to the Custom-Developed Software for such Project, in whole and in part, and all copies thereof, and all of TRECOM's worldwide proprietary rights in the Custom-Developed Software, including all patents, copyrights, trade secrets and other intellectual property rights therein, if any. Custom-Developed Software shall be deemed "work for hire." Custom-Developed Software may be transferred or licensed by TRECOM to a third party only with Customer's prior written consent and upon payment by TRECOM to Customer of an amount, and upon such other terms and conditions, as TRECOM and Customer may mutually agree. Nothing shall prohibit TRECOM from utilizing any of the TRECOM Proprietary Information embodied in such original works of authorship or from developing new computer software code having similar features and/or functionality to such original works of authorship. At TRECOM's request, Customer shall negotiate in good faith to agree upon mutually agreed terms and conditions for any such transfer or license of Custom-Developed Software, provided, however, that the parties are not obligated to reach any agreement with respect thereto.

                  From time to time, TRECOM shall

                  9.1.1 execute assignments or other documents necessary to vest in Customer TRECOM's entire right, title and interest in and to any Custom-Developed Software;

                  9.1.2 execute any and all applications for patents and registrations for copyright as Customer may request with respect to any Custom-Developed Software; and

                  9.1.3 assist Customer, at Customer's expense, in obtaining full patent and copyright protection for such Custom-Developed Software in those countries designated by Customer.

TRECOM's obligations under this paragraph shall survive termination of this Master Agreement.

         b. Licenses to Use. Subject to the terms, conditions and limitations contained in this Master Agreement, TRECOM hereby grants to Customer a nonexclusive, paid-up and perpetual license to use, modify (including to prepare derivative works) and copy (collectively, "Use") for its own internal Use so much of the TRECOM Proprietary Information as may be comprised within any Work Result. Customer hereby disclaims any ownership interest in or to the TRECOM Proprietary Information or any portion thereof. Customer acknowledges that the Custom-Developed Software does not include any ownership interest in any third-party software; Customer acknowledges that Work Result is expected to comprise licensed rights for Customer's use of certain third-party software.

                  Except as permitted in the next sentence, Customer shall not transfer or sublicense any copy of any of the TRECOM Proprietary Information. Without any further action by TRECOM, at any time after Customer shall have paid to TRECOM the entire amount of the Project Fee, Customer, its successors and assigns shall be permitted to transfer the License hereby granted with respect to any of the TRECOM Proprietary Information or a portion thereof as part of a transaction in which Customer or any such successor or assign transfers all of its right, title and interest in and to the Custom-Developed Software and the Work Result that comprises any TRECOM Proprietary Information.

                  Nothing in this ss. 9.2 shall be deemed or construed to permit TRECOM to Use or license the Custom-Developed Software, except in accordance with the terms and provisions of this ss. 9: Customer acknowledges that, in the course of developing the Custom-Developed Software, TRECOM may have utilized ideas, concepts, models, know-how, methodologies and techniques previously used for other software development projects, and nothing in this Master Agreement shall be deemed to limit TRECOM's Use of such ideas, concepts, models, know-how, methodologies and techniques of TRECOM generally contained in or otherwise related to the Custom-Developed Software for any purpose without restriction or obligation.

                  Customer shall not grant to any other person any sublicense to Use any element of the TRECOM Proprietary Information for any purpose.

                  Customer acknowledges that the System may include elements of software provided by a third party, and Customer shall be responsible for any licensing fees payable in respect of such third-party software; TRECOM will cooperate with Customer to cause any such third party to license Customer to Use such third-party software upon Customer's payment therefor.

         c. TRECOM's Ownership of TRECOM Proprietary Information. To the full extent of TRECOM's ownership thereof immediately prior to the date of the SIDA, TRECOM has and will at all times retain sole and exclusive title to and ownership of the TRECOM Proprietary Information, in whole and in part, and all copies thereof, and all worldwide proprietary rights therein, including all patents, copyrights, trade secrets and other intellectual property rights therein. Nothing in this Master Agreement or otherwise shall be construed as granting or shall grant to Customer any right, title or interest in the TRECOM Proprietary Information or any of such proprietary rights, other than the license granted pursuant to this Master Agreement. No license, right or in any trademark of TRECOM, trade name or service mark of TRECOM is granted hereunder.

         d. Certain Confidentiality Obligations. Customer acknowledges that the TRECOM Proprietary Information constitutes valuable confidential and proprietary information of TRECOM. Customer and its affiliates shall

                  9.4.1 hold all TRECOM Proprietary Information in confidence and neither disclose nor release TRECOM's Proprietary Information to any other person or entity;

                  9.4.2 not use TRECOM Proprietary Information for any purpose whatsoever, except as expressly permitted under this Master Agreement;

                  9.4.3 disclose TRECOM's Proprietary Information to only those of its employees having a need to know such information; and

                  9.4.4 take all reasonable precautions to ensure that its employees comply with the provisions of this ss. 9.4.

                  The period of nondisclosure shall be 10 years and shall commence upon the date of disclosure of TRECOM Proprietary Information to Customer. Nothing contained in this ss. 9.4 shall prohibit either party from assigning any of their respective personnel utilized for any Project to similar projects, subject, however, to the other provisions of this ss. 9.4. The standard of care required to be observed under this ss. 9.4 shall be not less than tile degree of care that each party uses to protect its own information of a confidential nature. The provisions of this ss. 9.4 shall survive the termination of this Statement of Work.

         e. Indemnity for Infringement by TRECOM. Subject to the limitations set forth in ss. 11 and ss. 12, TRECOM shall, at Its expense, defend, indemnify, and hold harmless Customer from and against any claim, liability or damage based on the alleged or actual infringement of any U.S. patent or copyright or violation of trade secrets related to all Custom-Developed Software. Nothing in this ss. 9.5 shall be deemed to require TRECOM to pay any royalty or license fee to any third-party software developer whose software TRECOM has included in the software delivered to Customer under a license from such third-party software developer. This obligation shall be contingent on:

                  9.5.1 Prompt notice by Customer to TRECOM in writing of such claim when it becomes evident to Customer; any delay in delivery of any such notice shall not diminish TRECOM's obligations under this ss. 9.5 unless such delay shall have materially impaired TRECOM's ability to defend any such claim;

                  9.5.2 Cooperation by Customer with TRECOM in the defense thereof, at Customer's expense; and

                  9.5.3 Customer's obtaining TRECOM's prior written approval of any settlement by Customer of such matters (which approval shall not be unreasonably withheld).

TRECOM shall have no indemnity obligation for claims or infringement or violation resulting or alleged to result from (a) any combination, operation, or use of any of such items with any other components or any other equipment or programming, insofar as the manufacturer's specifications do not directly provide for such combination, operation, or use; or if same has been modified or altered without TRECOM's approval; or (b) the preparation, operation, or use of any other components or any other equipment or programming-, or (c) use of an allegedly infringing or violative version thereof, if such alleged infringement or violation could be avoided by use of a different version and if TRECOM incorporates such non-infringing version into any Work Result promptly after notice of such alleged infringement.

         f. Custom Computer Code. In addition, as to the items classified as Custom-Developed Software, TRECOM shall have no indemnity obligation for claims of infringement or violation resulting or alleged to result from compliance with the Work Documents where TRECOM's method of compliance has been compelled by the terms of such Work Documents, but only to the extent there was no alternative method of compliance available to TRECOM that would avoid the basis for such claims and TRECOM has notified Customer in writing of such lack of alternatives within a reasonable time after TRECOM shall have become aware of such lack of alternatives. In the event of an infringement or misappropriation claim under ss. 9.5 of the Agreement, or threat thereof, TRECOM may, at its sole cost and expense:

                  9.6.1 modify, at no additional charge, the work or services so that they become non-infringing and non-violative, without diminishing the usefulness of the Work Result to Customer;

                  9.6.2 replace the Work Result with material that is non-infringing and non-violative, and that does not contain any misappropriated ideas or rights and is at least as useful to Customer;

                  9.6.3 obtain for Customer the right to use such Work Result upon commercially reasonable terms; or

                  9.6.4 if none of tile foregoing alternatives is possible, despite TRECOM's reasonable commercial efforts: remove the infringing or violative Work Result and grant to Customer credit for them, as depreciated on a five (5) year straight-line basis.

This ss. 9 sets out TRECOM's entire liability and obligation with respect to patent or copyright infringement claims or trade secret misappropriation.

         g. Project Materials. TRECOM's project director shall collect and keep the original versions of the Project Materials in respect of each Project. Except as otherwise provided in this Master Agreement or in Work Documents from time to time, the Project Materials shall become the property of Customer upon completion and acceptance of the Work Result for such Project, provided that TRECOM may keep and, to the extent otherwise not prohibited by this Master Agreement, Use a copy of the Project Materials.

         h. Limits on Confidentiality. No restriction in this ss. 9 against Customer's disclosure of TRECOM Proprietary Information shall apply to information that

                  9.8.1 Customer acquired before receiving such information from TRECOM and without restriction as to confidentiality;

                  9.8.2 is in or has entered the public domain through no breach of any agreement by Customer or other wrongful act by Customer;

                  9.8.3 has been received by Customer from a third party without restriction on disclosure and without breach of the this Master Agreement or any other agreement between Customer and TRECOM or other wrongful act by Customer, or

                  9.8.4 consists of information jointly developed between Customer and TRECOM, and as may be implemented, but only to the extent jointly developed.


                                  Section 10.

                      FREEDOM OF ACTION; CONFIDENTIALITY

         a. Dealing With Others. TRECOM is engaged in the business of providing systems analysis, integration services, contract programming and other computer-related services to a variety of clients, and nothing in this Master Agreement shall prevent TRECOM from using its and its personnel's general skills in pursuing such business with any other client on any other terms, whether or not similar or identical to those provided under this Master Agreement or any Work Documents. TRECOM shall be free to use and disclose in such business pursuits any data-processing or information-processing techniques, concepts, or ideas embodied in any Work Result or otherwise developed or learned by TRECOM in the course of rendering Development Services.

         b. Confidentiality of Customer's Business Information. TRECOM and Customer have executed a separate bilateral Non-Disclosure Agreement before the signing of this Master Agreement.

         c. Segregation and Return of Customer Materials. TRECOM shall segregate all materials furnished to it from time to time by Customer that contain any confidential or proprietary information or data of Customer which is so marked with an appropriate legend. All such materials shall be returned to Customer upon completion and acceptance of the Project to which such materials relate, or, if earlier, upon termination of this Master Agreement.

                                  Section 11.

                               LIMITED WARRANTY

         a. Development Services. TRECOM warrants that it will render the Development Services as set forth in ss. 3.1 of this Master Agreement. TRECOM does not warrant or represent that the Work Result, or any part thereof, will operate uninterrupted or error free.

         b. COMPLETION OF IMPLEMENTATION. TRECOM FURTHER WARRANTS THAT ANY SYSTEM, WHEN COMPLETED FOLLOWING THE PROCUREMENT AND INSTALLATION OF ALL COMPONENTS, WILL SATISFY THE ACCEPTANCE CRITERIA IN ALL MATERIAL RESPECTS. TRECOM DOES NOT WARRANT THAT ANY WORK RESULT WILL OPERATE UNINTERRUPTED OR ERROR-FREE. AS CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY MATERIAL FAILURE OF ANY WORK RESULT TO SATISFY THE ACCEPTANCE CRITERIA, TRECOM, ITS SOLE COST AND EXPENSE, SHALL USE ALL ITS REASONABLE EFFORTS TO CURE OR CORRECT SUCH FAILURE THROUGH FURTHER PROGRAMMING SERVICES AS SOON AS REASONABLY PRACTICABLE. IF, AFTER A REASONABLE PERIOD OF TIME, TRECOM DETERMINES THAT ANY WORK RESULT CANNOT SATISFY THE ACCEPTANCE CRITERIA IN ALL MATERIAL RESPECTS, TRECOM SHALL OFFER CUSTOMER SUCH WORK RESULT AS IT EXISTS, AND THE PARTIES SHALL NEGOTIATE TO ADJUST THE CHARGES FOR ITS DEVELOPMENT SERVICES TO REFLECT ANY REDUCTION IN FUNCTION. IF SUCH OFFER IS UNACCEPTABLE, TRECOM AND CUSTOMER SHALL NEGOTIATE IN GOOD FAITH WITH RESPECT TO POSSIBLE CHANGES TO SUCH WORK RESULT. IF AGREEMENT CANNOT BE REACHED ON ANY SUCH CHANGE, TRECOM SHALL REFUND ANY AMOUNTS PAID FOR THE DEVELOPMENT SERVICES, AND CUSTOMER SHALL SIMULTANEOUSLY RETURN OR DESTROY ALL PROJECT MATERIALS AND THEREAFTER CEASE ALL FURTHER USE THEREOF. THIS WARRANTY SHALL REMAIN IN EFFECT ONLY THROUGH THE SYSTEM WARRANTY PERIOD, AFTER WHICH THIS WARRANTY WILL TERMINATE AND BE OF NO FURTHER FORCE OR EFFECT. THIS WARRANTY IS EXPRESSLY CONDITIONED UPON (1) HARDWARE AND PROGRAMMING SUPPLIED BY THIRD PARTIES INCLUDING CUSTOMER) CONFORMING TO THEIR TECHNICAL, FUNCTIONAL, AND PERFORMANCE SPECIFICATIONS AND CRITERIA, (2) THE ABSENCE OF ANY ALTERATION OR ABUSE OF ANY WORK RESULT BY CUSTOMER, ITS PERSONNEL OR OTHER AUTHORIZED USER AND (3) ACCIDENTS, DISASTER, NEGLECT OR MISUSE, WHICH DIRECTLY OR INDIRECTLY CAUSE SUCH WORK RESULT'S FAILURE TO SATISFY THE ACCEPTANCE CRITERIA.

         c. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS SECTION OR ss. 8 OR ss. 9 ABOVE, TRECOM DOES NOT, AFTER THE SYSTEM WARRANTY PERIOD, MAKE ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT
TO ANY WORK RESULT, ITS COMPONENTS, THE PROJECT SCHEDULE, THE SERVICES

TO BE RENDERED BY TRECOM'S PERSONNEL, OR THE RESULTS TO BE OBTAINED FROM THEIR SERVICES, SOFTWARE, ANY SERVICES, OR ANY COMPONENTS INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY WORK RESULT, THE SOFTWARE, ANY SERVICES, OR ANY COMPONENTS. IN NO EVENT SHALL TRECOM BE LIABLE FOR LOST PROFITS, LOST SAVINGS, LOSS OF DATA, LOSS OF RECORDS, OR OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, OR FOR ACTS OF NEGLIGENCE THAT ARE NOT INTENTIONAL, OR RECKLESS IN NATURE REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         d. No Effect on Other Agreements. Nothing in this Master Agreement shall abridge or negate any other third-party warranties contained in any other agreement concerning the procurement of components or services by Customer in connection with the creation, installation or implementation of any Work Result. TRECOM shall provide its reasonable cooperation to enable Customer to realize the benefits of any such other warranties.


                                  Section 12.

                     LIMITATION OF LIABILITY AND REMEDIES

         a. Maximum Liability. TRECOM's entire liability and Customer's exclusive remedy, regardless of the form of action as it relates to the warranty under the Agreement, is as set forth in ss. 11. TRECOM's entire liability and Customer's exclusive remedy, regardless of the form of action, for other claims concerning its performance or nonperformance in connection with any Work Documents, including any negligence, shall be limited to the total amount paid to TRECOM under such Work Documents for the Work Result or Development Services actually found or claimed to be defective, or incomplete, under the estimate or in the authorization for the particular Work Result or Development Services if no estimate is provided. This limitation does not apply to TRECOM's obligations under ss. 9.5 of this Master Agreement or for claims for bodily injury or damage to real property or tangible personal property for which TRECOM is legally liable provided, however, that all claims relating to any Work Result and Development Services to be preformed by TRECOM under this Master Agreement, or failure thereof shall be considered warranty claims under Section 11 of this Master Agreement. IN NO EVENT WILL TRECOM BE LIABLE FOR ANY LOST PROFITS, LOST SAVINGS, LOST DATA, LOST RECORDS, OR INCIDENTAL DAMAGES, OR OTHER ECONOMIC OR CONSEQUENTIAL DAMAGES, EVEN IF TRECOM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, TRECOM WILL NOT BE LIABLE FOR ANY DAMAGES CLAIMED BY CUSTOMER BASED ON ANY THIRD-PARTY CLAIM, EXCEPT FOR CLAIMS BY TRECOM'S SUBCONTRACTORS AGAINST CUSTOMER RELATING TO WORK PERFORMED AT TRECOM'S REQUEST UNDER THIS MASTER AGREEMENT.

                                  Section 13.

                             TERM AND TERMINATION

         a. Term. The term of this Master Agreement shall commence on the Effective Date and, unless sooner terminated hereunder, shall continue in effect for a period of 10 years from the date hereof.

         b. Termination on Default. Any Project may be terminated by either party in the event of a default by the other party on its obligations thereunder, including (in the case of a default by Customer) any failure of Customer to assume and perform its responsibilities, to obtain and supply the components, the items specified in such Work Documents, other materials and facilities for which it is responsible, or to make payment at such time as the conditions thereto have been satisfied in accordance with such Work Documents, and (in the case of a default by TRECOM) any impermissible or unexcused failure to complete a milestone within forty-five (45) days of the date established for such milestone in the Project Schedule for such Project, unless such milestone date has been extended by mutual agreement between the parties.

                  13.2.1 Remedies; Grace Period. In the event either party commits such a default, the other party shall so notify the defaulting party in writing (and, in such notice, indicate the nature of the default and the assertion of the aggrieved party's right to terminate). The aggrieved party may (at its discretion) suspend further performance in whole or In part following the issuance of such notice, except insofar as the failure to continue performance would cause irreparable injury to the defaulting party's existing business. The defaulting party shall have forty-five (45) days (except ten (10) days in the case of payment of monies due) following receipt of such notice to cure such default. If such default remains uncured after such grace-cure period, the aggrieved party may terminate Work Documents relating to any Project by sending further notice of such effect, effective immediately.

                  13.2.2 Customer's Default. In the event of termination upon default of Customer, TRECOM shall recover payment for all work or services rendered through the date of termination, as well as equipment or components ordered on behalf of, delivered to, or for the account of, Customer, including items delivered through the date of termination, whether or not such payments are otherwise then due and payable. Upon such termination, TRECOM shall return to Customer or destroy all Project Materials.

                  13.2.3 TRECOM's Default. In the event of termination upon default of TRECOM, Customer may retain all items and materials delivered through the date of termination, including a complete copy of all Project Materials that TRECOM's project director has on hand as of such date (whether in electronic or paper form), upon payment by Customer for all accepted work or services rendered through the date of termination. In addition, Customer may recover its actual damages to the limits set forth in this ss. 13.2.3 and ss. 12 of this Master Agreement. TRECOM's liability to Customer for actual damages from any cause whatsoever will be an amount equal to the charges of the portion of the Work Documents for such Project that is the subject of the claim. This limitation does not apply to patent or copyright infringement claims, or bodily injury or damage to real property on tangible personal property for which either party is legally liable.

         c. Survival. In the event of termination or expiration of this Master Agreement, ss.ss. 6.2, 9.1 through 9.7, 10.1 through 10.3, 12.1 and 15.1 through 15.1 1, shall survive and continue in effect.


                                  Section 14.

                                  DEFINITIONS

         For purposes of this Master Agreement,

         "Acceptance Certificate" means a certificate, in a form satisfactory to TRECOM, executed and delivered by Customer evidencing Customer's acceptance of any completed System.

         "Acceptance Criteria" means the acceptance criteria to be developed by Customer and TRECOM for the Acceptance Test.

         "Acceptance Test" has the meaning ascribed to it in ss. 3.4 of this Master Agreement.

         "Acceptance Test Date" has the meaning ascribed to it in ss. 3.4 of this Master Agreement.

         "Coupons On-Line" means the Targeted Marketing System described in Appendix A and Appendix B to the Existing Agreement.

         "Custom-Developed Software" means, collectively, Work Results that comprise the computer instructions, documentation and programming code that TRECOM shall develop pursuant to Work Documents following the date of this Master Agreement specifically for use by Customer. Without limiting the generality of the foregoing, Custom-Developed Software includes any original work of authorship constituting new computer software code or a modified part of a programming statement that, in either case, is developed pursuant to the Work Documents after the date of this Master Agreement.

         "Customer" means NETVALUE, INC., a Delaware corporation with its principal office located at One Stamford Landing, Stamford, Connecticut 06902.

         "Development Services" has the meaning ascribed to it in ss. 1.1 of this Master Agreement.

         "Documentation" means user manuals and other technical documentation, in any form or media, that relate to the Software and are made available by TRECOM for Customer's use with the Software.

         "Effective Date" means the date on which Customer and TRECOM shall have executed and delivered this Agreement.

         "Excusable Delay" means any delay described as excusable in ss. 5.2 of this Master Agreement.

         "Existing Agreement" has the meaning ascribed to it in the Recitals to this Master
Agreement.

         "First Amendment" has the meaning ascribed to it in the Recitals to this Master Agreement.

         "In-Home" means the In-Home Initiative.

         "Letter of Credit" means an irrevocable letter of credit in favor of TRECOM delivered to TRECOM by Customer at any time or from time to time.

         "Payment Schedule" means the schedule of payment terms attached to the Work Documents from time to time, with respect to any Project.

         "Project" means any specific project that Customer shall engage TRECOM to perform or deliver, as described in the Work Documents from time to time.

         "Project Fee" means the sum payable to TRECOM by Customer in respect of any Project, as such sum is described in Work Documents, from time to time.

         "Project Materials" means, collectively, Work Documents, Project Schedule, Acceptance Criteria and such other materials concerning the design, installation, testing, and performance of the System as become available during the course of the creation, installation and implementation of the System.

         "Project Schedule" means the project schedule comprised within the Work Documents for any Project.

         "SIDA" has the meaning ascribed to it in the Recitals to this Master Agreement.

         "Software" means all or any part of TRECOMware, including both the object code and source code, as such software program products may be modified pursuant to the Work Documents, other than any Custom-Developed Software.

         "Start Date" means the date of commencement of Work in respect of any Project.

         "Statement of Work" means the statement of work, as in effect from time to time, to be attached to this Master Agreement to describe any particular Project to be effected by TRECOM on behalf of Customer.

         "System" means, with respect to any Project, the system more particularly described in the Statement of Work and other Work Documents for such Project.

         "System Warranty Period" means the period of 30 days following the date of the Acceptance Certificate for such System.

         "TRECOM" means DMR TRECOM, INC., a Delaware corporation with its principal office located at 333 Thornall Street, Edison, New Jersey 08837-2246.

         "TRECOM Proprietary Information" means, collectively, any and all ideas, inventions, concepts, models, know-how, methodologies, techniques and trade secrets contained therein or otherwise related thereto, and all other data, information or intelligence, all of which is the property of and is confidential to TRECOM. "TRECOM Proprietary Information" includes any Software or Documentation or any portion of the Software or the Documentation, whether or not expressly stated.

         "TRECOMware" means the Visual Basic Class Library, owned or possessed by TRECOM immediately prior to commencement of the Development Services and all software and programming developed by TRECOM from and after commencement of the Development Services but not created as part of the Development Services.

         "Use" has the meaning ascribed to it in ss. 9.2.

         "Work" means the Development Services to be provided from time to time under specific Projects.

         "Work Documents" means, collectively, the Statement of Work and related documents attached to this Master Agreement from time to time with respect to particular Projects. By way of example, under the SIDA, the work documents were: the Functional Scope - nETVALUE Project dated November 22, 1996, attached hereto as Appendix A, and the Statement of Work dated November 22, 1996, attached hereto as Appendix B, and the Value Valet Business Requirements dated November 22, 1996, attached hereto as Appendix C, each as further elaborated and developed by TRECOM and Customer from time to time.

         "Work Result" means, collectively, the deliverables, software, any System or other end product of Work.

         "Value Valet" means the Value Valet Initiative described in Appendix C to the Existing Agreement.


                                  Section 15.

                                 MISCELLANEOUS

         a. No Agency. TRECOM, in rendering the Development Services, from time to time, is acting solely as an independent contractor. Customer does not undertake by this Master Agreement or otherwise to perform any obligation of TRECOM. TRECOM and Customer expressly do not intend hereby to form a partnership.

         b. Multiple Counterparts. This Master Agreement and any Work Documents may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

         c. Section Headings; Exhibits. The section and subsection headings used herein or in any Work Documents are for reference and convenience only and shall not enter into the interpretation hereof. The appendices and attachments referred to herein and attached hereto are incorporated herein to the same extent as if set forth in full herein.

         d. Required Approvals. Where agreement, approval, acceptance, or consent by either party is required by any provision of this Master Agreement, such action shall not be unreasonably conditioned, delayed or withheld.

         e. No Waiver. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Master Agreement or any Work Documents shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein or therein contained.

         f. Governing Law. This Master Agreement and all Work Documents shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding such State's Uniform Commercial Code, except for the provisions of Article 9 thereof. The Development Services shall not be deemed a sale of goods for purposes of the Uniform Commercial Code.

         g. Entire Agreement. This Master Agreement and the appendices and attachments hereto constitute the entire agreement between the parties. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the party against whom such change, waiver, or discharge is sought to be enforced. In the event of any conflict among the Work Documents and this Master Agreement, the Work Documents's terms and provisions shall control, and in the event of any conflict among the Work Documents shall control. Nothing in this Agreement shall be deemed to amend the Existing Agreement, which remains in full force and effect.

         h. Notices. Under this Master Agreement if one party is required to give notice to the other, such notice shall be deemed given if mailed by U.S. mail, first class, postage prepaid, and addressed as follows (or as subsequently noticed to the other party):

                  DMR TRECOM, Inc.
                  333 Thornall Street
                  Edison, New Jersey  08837-2246
                  Attention:  Chief Operating Officer

                  nETVALUE, Inc.
                  One Stamford Landing
                  Stamford, Connecticut  06902
                  Attention:  Rick Davey, Project Director

Copies of all notices shall be sent to TRECOM's General Counsel at TRECOM's above address.

         i. Personnel; Subcontracting. TRECOM shall have sole responsibility for the assignment of personnel to the Development Services. Such personnel shall not be restricted or prevented from performing services for others that are similar the Development Services. Neither TRECOM nor its employees or others whose services TRECOM may require in performance of Work are entitled to Customer employee status and benefits provided by Customer to its employees, including pension benefits, health benefits, group insurance coverage, separation pay and sick leave benefits.

         j. No Assignment. Except as permitted by ss. 3.3 or ss. 15.9 hereof, neither party may, without the prior written consent of the other party, assign or transfer this Master Agreement or any obligation incurred hereunder, except by merger, reorganization, consolidation, or sale of all or substantially all of such party's assets. Any attempt to do so in contravention of this Section shall be void and of no force and effect.

         k. Certain Terms. All personal pronouns used in this Master Agreement and the Work Documents, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. "Including," "includes" and "include" means, respectively, "including, without limitation," "includes, without limitation" and "include, without limitation." In addition, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Master Agreement or any Work Documents shall refer to this Master Agreement as a whole and not to any particular provision of this Master Agreement or such Work Document.

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



         IN WITNESS WHEREOF, TRECOM and Customer have caused this Master Agreement be effective as of the date first herein above written.

DMR TRECOM, INC.


By:      ___________________________

Title:   ___________________________

Date:    ___________________________



nETVALUE, INC.


By:      ___________________________

Title:   ___________________________

Date:    ___________________________




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